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                                                                     Exhibit 3.3

                              ARTICLES OF AMENDMENT

                                     to the

                            ARTICLES OF INCORPORATION

                                       of

                                 SCORE ONE, INC.

  (Under Section 78.207 of the General Corporation Law of the State of Nevada)

                          _____________________________

          It is hereby certified that:

          1. The name of the corporation is Score One, Inc. (the "Corporation").

          2. The current number of authorized shares and the par value, if any, of each class and series, if any, of the shares of the Corporation before the changes herein certified are:

             NUMBER                    PAR VALUE         CLASS
             ------                    ---------         -----

             41,250,000                $0.001            Common
              5,000,000                $0.001            Preferred

          3. The number of authorized shares and the par value, if any, of each class and series, if any, of the shares of the Corporation after the changes herein certified are:

             NUMBER                    PAR VALUE         CLASS
             ------                    ---------         -----
               515,625                 $0.001            Common
             5,000,000                 $0.001            Preferred

          4. The Corporation has effectuated a one for 80 reverse stock split of its shares of common stock, such that every 80 shares of common stock, par value $.001 per share, of the Corporation ("Old Common Stock") issued immediately prior to the Effective Time shall

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be automatically reclassified as and converted into one (1) share of Common
Stock, par value $.001 per share, of the Corporation ("New Common Stock").

          5. No fractional share of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder of record of Old Common Stock shall be issued one (1) share of New Common Stock in lieu of any fractional shares held by such holder of record.

          6. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

          7. The foregoing changes were effected pursuant to a resolution of the Board of Directors of the Corporation.

          8. No approval of the aforesaid changes by any of the stockholders of the Corporation is required.

          9. There is no provision in the Articles of Incorporation of the Corporation prohibiting the procedure hereinbefore described.

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          10. The changes herein certified will be effective at 9:00 a.m.
eastern daylight time on January 11, 2002 (the "Effective Time").


Signed as of January 11, 2002



By    /s/ Wing Cheon Ho
  -------------------------------------------------------------------
      Wing Cheong Ho, President and Chief Executive Officer

By    /s/ Wing Hung Ho
  -------------------------------------------------------------------
      Wing Hung Ho, Secretary

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